EXHIBIT 10.9
N     O     V     E     L     L

March 10, 1993

James H. Long
Allstar-Valcom
6401 Southwest Freeway
Houston, TX 77074

Dear Mr. Long:

Congratulations on becoming a Novell Platinum Reseller. We appreciate the effort you have taken to become a platinum reseller and look forward to working with you to make sure your sales efforts are successful.

One of the benefits to being Platinum Authorized is our lead referral system. Novell's Reseller Referral System allows for the intelligent selection of a dealer for a given end user. End-user leads will be pre-qualified to match network needs to resellers with industry-specific expertise. You will begin receiving leads generated from our corporate offices in Provo, Utah. Leads are distributed to platinum resellers automatically through the mail, on a random basis.

In order to receive a faster response to your technical support questions, please call 1-800-638-9273 (800-NETWARE). You should then dial a 1 and use access code 208. A Platinum Support Group has been created to provide you with a faster response to your technical support questions. Please note that the only employee(s) with access to the Platinum Support Group are those with CNE status at your location.

Please remember that your new access number is V928-3505P. You will need this number when ordering. Novell products through your distributor.

We wish you a profitable year and appreciate your continued support of Novell and its products.

Sincerely,

Novell, Inc.

NOVELL, INC.
122 EAST
1700 SOUTH
PROVO, UTAH
84606-0194
801 329-7000
800 453-4267

                   NOVELL AUTHORIZED RESELLER MARKETING AGREEMENT

1. Your authorization at a Novell Authorized Reseller is based on meeting training and demo system requirements and complying with the following product marketing and support guidelines. Authorization is granted for a one year time period, effective from the date on which the Novell Authorized Reseller Application is accepted by a duly authorized representative of Novell, and will automatically renew if there is no lapse in meeting the authorization requirements.

2. You agree that the geographical area designated by Novell in which you are authorized to resell products is the fifty United States and the District of Columbia, Puerto Rico and the U.S. Virgin Islands.

3. You are authorized to purchase Novell products only from Novell Authorized Distributors and/or Novell Authorized National Retail Chains. You agree to market Novell products only to end user customers. "End user" means an entity which acquires the products for internal use. End user does not include an entity which resells, sells, licenses, rents or leases the product to other parties in the regular course of business.

4. No title to or ownership of software or proprietary technology in hardware acquired as an Authorized Reseller is transferred to you. Novell, or the licensors through which Novell obtained the rights to distribute the products, owns and retains all title and ownership of all intellectual property rights in the products, including all software, firmware, software master diskettes, copies of software, documentation and released materials and, all modifications to and derivative works from software acquired as an Authorized Reseller which are made by you, Novell or any third party. Novell does not transfer any portion of such title and ownership, or any of the associated goodwill to you, and the agreement shall not be construed to grant you any right or license, whether by implication, estoppel or otherwise, except as expressly provided. You agree to be bound by and observe the proprietary nature of the products acquired as an Authorized Reseller. You agree to take appropriate action by instruction or agreement with your employees, agents, contractors and sublicensees who are permitted access to the products to fulfill your obligations under the agreement.

5. You agree not to de-compile, reverse engineer, reverse compile, modify or perform any similar type of operation on any software, firmware or hardware acquired as an Authorized Reseller in any fashion or for any purpose whatsoever, without the prior written consent of Novell. You also agree that any such works are derivative works and as such are the sole and exclusive property of Novell or its licensors. The products that you are authorized to market by virtue of this agreement are all Novell products except those with additional specific certification requirements as identified by Novell.

6. The products you market as an Authorized Reseller are technically complex and require high-quality, individualized pre-sale and post-sale support. This support is necessary to achieve and maintain high end user satisfaction. You agree that high end user satisfaction is a condition of your continued authorization by Novell.

7. You agree not to market the products directly or indirectly through mail order. In addition, and in order to assume high end user satisfaction, you agree to:

7.1. Ensure that each product marketed to the end user is appropriate to the end user's requirements;

7.2. Verify the successful operation of the product before or after installation;

7.3. Report promptly to Novell all suspected and actual problems with any product;

7.4. Maintain an End User Report for each product sold/licensed (each End User Report will include the name and address of the end user, date of the sale, the products sold/licensed, and the product's serial number, if applicable;

7.5. Retain all End User Reports for five years after the date of sale, and assist Novell in tracing a product through you to and end user to distribute critical product information, locate a product for safety reasons, or to discover unauthorized marketing or infringing acts. You agree to allow Novell to examine your records to determine compliance or noncompliance with the agreement;

7.6. Conduct business in a manner which reflects favorably at all times on the products, goodwill and reputation of Novell;

7.7. Avoid deceptive, misleading or unethical practices which are or might be detrimental to Novell or its products;

7.8. Refrain from making any false or misleading representations with regard to Novell or its products;

7.9. Refrain from making any representations, warranties, or guarantees to customers or to trade with respect to the specifications, features, or capabilities of products that are inconsistent with the literature distributed by Novell.

8. You are authorized to use the Novell trademarks applicable to the Novell products marketed under the agreement, but only in accordance with Novell policies and only while this agreement is in effect. You are not authorized to use any Novell trade names without the prior written consent of Novell. Upon expiration of the agreement, you agree to cease all display, advertising and use of any and all Novell trade names and marks. You agree not to alter, erase or overprint any notice provided by Novell and not to attach any additional trademarks without the prior written consent of Novell or affix any Novell trademarks to any non-Novell product. You recognize Novell's ownership and title to the trade names and trademarks and the goodwill attaching to the trade names and trademarks. You agree that any goodwill which accrues because of your use of the trade names and/or trademarks, will become Novell's property. You agree not to contest Novell's trademarks or trade names, or make application for registering any Novell trademarks or trade names without Novell's prior written consent. You agree not to use, employ or attempt to register any trademarks or trade names which are confusingly similar to Novell's trademarks or trade names.

9. NOVELL'S ENTIRE LIABILITY AND YOUR EXCLUSIVE REMEDY FOR ANY CLAIMS CONCERNING THIS AGREEMENT AND PRODUCTS ACQUIRED UNDER THE AGREEMENT ARE SET FORTH IN THIS SECTION.

9.1. HARDWARE. In all situations involving performance or non-performance of hardware acquired under this agreement, your remedy is the adjustment or repair of the hardware or replacement of parts of the hardware by Novell. If after repeated efforts, Novell is unable to place the hardware in good working order, all as warranted, you will be entitled to recover actual damages to the limits set forth in this Section. For any other claim concerning performance or non-performance by Novell in any way related to, or arising from, the agreement, or any purchase order under the agreement, you will be entitled to recover actual damages to the limits set forth in this Section.

9.2. AGGREGATE LIABILITY. Novell's liability for actual damages to you for any cause whatsoever, except as otherwise stated in this Section, and regardless of the form of action, will be limited to the greater of 1) $25,000 or 2) the price, less discount, of the product that caused the damages or gave rise to the cause of action. This limitation does not apply to claims by you for personal injury or damage to real property or tangible personal property caused by Novell's negligence.

9.3. SOFTWARE. Novell's liability and your exclusive remedy for software acquired under the agreement are set forth in the applicable Software License Agreement. The Software License Agreement which applies is the Software License Agreement in effect at the time when the even occurs which causes the damage.

10.     GENERAL PROVISIONS.

10.1. This agreement shall in all respects be governed by and construed in accordance with the laws of the State of Utah.

10.2. No waiver of any rights or remedy on one occasion by either party shall be deemed a waiver of such right or remedy on any other occasion.

10.3. The agreement shall not be supplemented or modified by any course of dealing or using of trade. Variance from or addition to the terms and conditions of the agreement in any purchase order or other written notification from you will be of no effect, unless otherwise expressly provided in the agreement.

10.4. The agreement is not asignable by you, in whole or in part, without Novell's prior written consent. Notwithstanding, Novell shall not unreasonably withhold consent to an assignment of the agreement or any part of the agreement to a parent, subsidiary or affiliate. Any attempted assignment without Novell's written consent shall be null and void.

10.5. You acknowledge that both parties in the agreement are independent contractors and that you will not, except in accordance with the agreement, represent yourself as an agent or legal representative of Novell.

10.6. You shall comply, at your own expense, with all statutes, regulations, rules, ordinances, and orders of any governmental body, department or agency which apply to or result from obligations under the agreement. You agree to not export products directly or indirectly, separately or as part of a system, without first obtaining proper authority to do so from the appropriate governmental agencies or entities, as may be required by law.

11. Authorization may be revoked upon 30 days written notice that requirements are not being met. Authorization may also be revoked by Novell for convenience upon 30 days written notice.

12. Any modifications to this agreement will render it null and void, Novell will not be obligated in any way to the extent that such modifications have been made.

I have read the Novell Authorized Marketing Agreement and agree to be bound by the terms and conditions set forth.

By:
              Technicomp Corporation dba
Company:      ALLSTAR COMPUTER PRODUCTS

Authorized Signature:     /s/ JAMES H. LONG
Name (Please Print):          JAMES H. LONG
Title:                        PRESIDENT

Date:                         1-25-89

Accepted by:

Novell, Inc.

Authorized Signature:    /s/ DP MCCURRAY
Name:                        DAVID P. MCMURRAY
Title:                       NATIONAL RESELLER CHANNEL MANAGER

Date:                        FEB 22 1989